SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
Central Valley Community Bancorp
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
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☐	Fee paid previously with preliminary materials.
☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

[FORM OF LETTER TO CERTAIN STOCKHOLDERS]

TO THE HOLDERS OF CLOVIS COMMUNITY BANK
UNEXCHANGED STOCK CERTIFICATES

  DEAR STOCKHOLDER:

        Our records indicate you have not yet exchanged your shares of common stock of Clovis Community Bank ("Bank Common Stock") for the new shares of Central Valley Community Bancorp Common Stock (Common Stock). On November 15, 2000, shareholders were notified to send in their shares pursuant to the completion of the acquisition of Clovis Community Bank by Central Valley Community Bancorp, which was approved by the shareholders of Clovis Community Bank.

        We urge you to exchange your Bank Common Stock certificate(s) as soon as possible. If not received, your Bank Common Stock, which remains unexchanged, will be subject to escheatment in accordance with the laws of the state in which you reside. Once your stock is turned over to the state, your only recourse to reclaim your stock will be with the state.

        Also be advised that, on February 13, 2002, the Board of Directors of Central Valley Community Bancorp announced a $0.10 per share cash dividend which was paid to holders of the Common Stock, on March 31, 2002. Your cash dividend is being held pending the exchange of your shares and is subject to the same escheatment should you not respond.

        Please take this opportunity to locate your old Clovis Community Bank certificate(s) and mail them, along with the official letter of transmittal that was sent to you in November 2000, to the address provided below. We recommend you mail your certificate(s) by registered mail.

Please do not mail your certificate(s) with your proxy.

Deliver certificates and letter of transmittal to Mellon Investor Services:

BY MAIL:	BY OVERNIGHT DELIVERY:
Post Office Box 3300 South Hackensack, NJ 07606 Attn: Reorganization Department	85 Challenger Road Mail Drop-Reorg Ridgefield Park, NJ 07660

If you have any questions or if you cannot locate your certificate(s) or letter of transmittal, please contact Mellon Investor Services immediately at 1-800-777-3674.